Exhibit 99.1

Ken Dahlberg Announces Limited Market Trade Date

Date: March 30, 2006

Chairman and CEO Ken Dahlberg today announced that the next limited market trade for the purchase and sale of SAIC stock will be June 30, 2006. Participants in the SAIC Retirement Plan also will be able to take distributions or exchange SAIC stock in their accounts in accordance with the terms of the Plan on June 30.

As in the past, Bull, Inc. will process limit orders for the purchase or sale of shares of SAIC stock in the limited market trade. Mellon Investor Services, LLC will record the purchase or sale of stock as the Company’s transfer agent. Stockholders who participate in the limited market trade will be able to view changes to their equity holdings account through the MellonOne web portal after the trade settlement date, and Mellon also will send an Investor Activity Report (IAR) to those stockholders.

The June 30 limited market trade will be completed according to the following schedule:

Limit Order Cycle Opens June 9

Bull, Inc. begins accepting limit orders on June 9.

Limit Order Deadline June 22

Stockholders who wish to buy or sell SAIC stock must have submitted a limit order to Bull, Inc. by 5 p.m. PT on this date.

Stock Pricing Date June 23

SAIC’s Board of Directors is scheduled to establish the price for SAIC stock on June 23.

Trade Modification Deadline June 30

Changes (electronic submissions only) or cancellations to previously submitted buy/sell orders must be submitted to Bull, Inc. by 5 p.m. PT on June 30.

Trade Settlement Date July 6

Trade completed, proceeds and confirmations released by Bull, Inc. on July 6.

Deadlines for submitting exchanges or distributions from the SAIC Stock Funds held in the SAIC Retirement Plan will be communicated in the near future by SAIC Retirement Programs.

As in past limited market trades, personal checks and electronic funds transfers (EFT) will be acceptable payment methods for purchases of SAIC stock in the trade. Only current employees, directors and consulting employees are eligible to purchase SAIC stock in the limited market trade, and each eligible person may purchase up to $20,000 worth of SAIC stock in the June 30 trade.

Some changes in procedures will be required to sell SAIC stock in the June 30 limited market trade because of new accounting rules and the exchange of data between Bull, Inc. and Mellon. Those changes in procedures will be communicated in detail separately by Bull, Inc. and SAIC.